Exhibit 99.1

NEWS RELEASE

Media Contact: Kathy Stahlman, @Road Public Relations (510) 870-1144 kstahlman@road-inc.com

@Road® GeoManagerSM Receives Frost & Sullivan Mobile Communications
Product of the Year Award

@Road recognized as industry leader for mobile resource management services

Fremont, CA – January 8, 2004 – @Road (Nasdaq: ARDI), a leading provider of mobile resource management (MRM) services, today announced that the @Road GeoManager service has received the prestigious Frost & Sullivan Mobile Communications Product of the Year 2004 Award. The award recognizes the @Road GeoManager service as an innovative mobility solution designed to enhance operational efficiency and maximize workforce productivity to increase customer revenues and decrease costs of operations.

The GeoManager service combines several technologies, including GPS and wireless data communications to communicate mobile resource information and locations to @Road data centers, and the Internet to give customers complete access to location-based, time-sensitive information about their mobile workers and assets.

The GeoManager service not only improves operational efficiency but also enables business-reporting capabilities to help streamline customer invoicing and employee payroll. The @Road service provides reports and maps configurable by the customer and which detail a variety of activities in the field, including routing, location, speed and stop times.

Frost & Sullivan’s analyst team researched customer service innovation and system implementation in the industry through interviews with market participants, extensive secondary research and customer surveys. To determine the recipient of the award, competitors were compared and ranked for relative position.

“Customer feedback indicates that @Road GeoManager services offer a clear value proposition to customers given the capability to monitor, manage and report on field activities,” said Frost & Sullivan analyst Brent Iadarola. “In fact, GeoManager has repeatedly demonstrated a quantifiable return on investment for customers, often benchmarked by time savings or average job completion rates.”

According to Frost & Sullivan, @Road GeoManager has excelled based on one or more of the following criteria:

•	Significance of new product in its industry

•	Competitive advantage of new product in its industry

•	Product acceptance in the marketplace

•	New product value-added services provided to customers

“We are delighted and honored to be chosen for the Frost & Sullivan Product of the Year 2004 Award,” said Krish Panu, president and CEO of @Road. “We are particularly pleased with the validation of our emphasis on putting customer needs first when developing new products and services.”

About Frost & Sullivan

Founded in 1961, Frost & Sullivan is recognized as a global leader in growth consulting. Frost & Sullivan Awards are presented to companies that demonstrate excellence in their industry, commending the diligence, commitment, and innovative business strategies required to advance in the global marketplace. Frost & Sullivan rigorously analyzes specific criteria to determine award recipients in a vast variety of market industries and landscapes.

About @Road

@Road (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to more than 117,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the ability of @Road to successfully market and support GeoManager services, the ability of GeoManager customers to achieve an intended return on investment and operational efficiencies, dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others, and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-K/A dated July 29, 2003, Report on Form 10-Q dated November 14, 2003 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of At Road, Inc. The @Road logo and GeoManager are trademarks and/or service marks of At Road, Inc. All other trademarks and service marks are the property of their respective owners.